Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	October 27, 2009
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Reports 2009 Fourth Quarter Earnings; Affirms Forecast for Sales and
Earnings Increases in 2010
MILWAUKEE, October 27, 2009 . . . Johnson Controls today reported fiscal 2009 fourth quarter net sales of $7.9 billion and diluted earnings per share of $0.47. Segment income was $409 million versus $605 million in the 2008 fourth quarter. Excluding non-recurring items, earnings per share were $0.52 compared with $0.73 in the 2008 period.
The $0.52 earnings per share is consistent with the quarterly guidance the company issued on October 13, 2009.
Net income in the 2009 fourth quarter was $300 million ($0.47 per diluted share), compared with $16 million ($0.03 per diluted share) a year ago.
The 2009 fourth quarter net income amount includes the following previously disclosed non-recurring items:
–	A pre-tax $105 million warranty charge in the residential HVAC business.

–	A pre-tax charge of $111 million for costs associated with the September 2009 debt exchange offer.

–	An income tax benefit of $114 million.
The 2008 fourth quarter net income amount included a pre-tax restructuring charge of $495 million.
“We entered 2009 with two of our markets already depressed—North American automotive and residential HVAC. As the year progressed, we navigated through customer and supplier bankruptcies and deteriorating global economic conditions,” said Johnson Controls Chairman and CEO Steve Roell. “We responded throughout the year with actions to significantly improve our cost structure and liquidity.”

News release
Mr. Roell continued, “I am proud that we continued to invest in our growth initiatives and in increasing our competitive advantage despite the difficult conditions. The benefits of these actions are evident in our fourth quarter results, which represent the second sequential quarter of improved profitability. We have undergone a period of significant change, and I thank our employees and management team for their commitment and their accomplishments in 2009.”
Business results
Automotive Experience sales in the quarter declined 14% to $3.5 billion versus $4.1 billion last year due to lower production volumes in North America and Europe. Excluding the impact of foreign currency, revenues declined 12%.
Automotive Experience returned to profitability in the fourth quarter with segment income of $77 million due primarily to the company’s improved cost structure. These results represent the second sequential quarterly improvement by the business, which was profitable in all geographic regions in the 2009 fourth quarter.
Power Solutions sales in the fourth quarter were $1.1 billion, down 17% from $1.3 billion in the year ago period. Excluding the impact of lower lead prices and currency translation, sales were comparable to last year, as were unit shipments. Segment income was $194 million in the fourth quarter, up 37% from $142 million last year as a result of operational efficiencies and a favorable product mix. The 2008 quarter results also included the negative impact of commodity costs.
Johnson Controls said that in the fourth quarter it received the single largest grant, $299 million, from the United States Department of Energy under the American Recovery and Reinvestment Act (ARRA) to build domestic manufacturing capacity for advanced batteries for hybrid and electric vehicles. Johnson Controls also said it had secured new hybrid battery agreements with Jaguar Landrover and Volkwagen and that it expects to announce additional new business in early 2010.
Building Efficiency sales in the 2009 fourth quarter were $3.3 billion, down 16% from $3.9 billion versus last year. In all of its global markets, systems and service revenues were lower, reflecting the overall slowdown in construction spending and the continued deferral of discretionary maintenance and retrofit projects. In Eastern Europe, the Middle East and Latin America, revenue declines ranged from 15% to 17% excluding the impact of foreign exchange. Johnson Controls said it expects the Middle East and Latin America markets to rebound in fiscal 2010.

News release
The quarter end backlog of uncompleted contracts was $4.3 billion, down 9%. Johnson Controls said that in the 2009 quarter, the company was awarded its single largest order ever for HVAC equipment — an $87 million contract for chillers for a project in Saudi Arabia.
The company said that it is bidding on approximately 3,300 projects, worth approximately $2.7 billion, that are directly attributable to the ARRA stimulus package. Johnson Controls said it continues to see delays of projects where customers are waiting to determine funding eligibility under the program. The company continues to believe, however, that the stimulus program will have a meaningful positive impact on financial performance in the second half of fiscal 2010.
Building Efficiency reported segment income of $138 million in the fourth quarter of fiscal 2009 compared with $316 million in 2008. Earnings in the current quarter were negatively impacted by the $105 million residential HVAC warranty charge. Segment income declines in Europe and the rest-of-world markets more than offset double-digit income improvements in North America systems and Global Workplace Solutions.
Full-year results
For the 2009 fiscal year, Johnson Controls sales totaled $28.5 billion compared to $38.1 billion for 2008. Financial results for the full 2009 fiscal year are included in the Consolidated Statements of Income.
2010 Outlook
Johnson Controls today affirmed the 2010 financial guidance it issued on October 13, 2009. Johnson Controls anticipates a sales increase of 9%, to approximately $31 billion. Earnings are expected to increase to approximately $1.35 — $1.45 per diluted share, significantly higher than 2009. Sales, earnings and margin improvements are expected in all three of its businesses in 2010.
The company’s 2010 expectations are the result of higher global automotive production forecasts in 2010 than in 2009 and a resumption of higher growth rates in global emerging markets. Building Efficiency markets are expected to improve beginning in the second half of the fiscal year, particularly as government stimulus-funded projects have an increasingly meaningful impact on revenues. In addition, Johnson Controls said that cost structure improvements taken in the last year are expected to provide an increasing benefit to the company’s profitability.
“Our strategies and offerings enable us to take advantage of the global growth megatrends around energy efficiency, sustainability and the emerging markets,” Mr. Roell said. “Johnson Controls has the global presence and customer relationships that allow us to continue to lead industry change. We have the financial strength to accelerate our investments in growth, both organically as well as through acquisitions. We believe we have positioned the company for the sustainable, profitable growth that has long been a hallmark of Johnson Controls.”

News release
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Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2010 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8-k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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Johnson Controls
October 27, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2009	2008
	Actual	Actual
Net sales	$7,867	$9,307
Cost of sales	6,724	7,883

Gross profit	1,143	1,424

Selling, general and administrative expenses	(761)	(850)
Restructuring costs	—	(495)
Debt conversion costs	(111)	—
Financing charges — net	(72)	(54)
Equity income	27	31

Income from continuing operations before income taxes and minority interests	226	56

Provision (benefit) for income taxes	(77)	55
Minority interests in net earnings (loss) of subsidiaries	3	(15)

Net income	$300	$16

Diluted earnings per share	$0.47	$0.03

Diluted weighted average shares	679	600

Shares outstanding at period end	671	594

*	Excludes restructuring and non-recurring tax items.

Johnson Controls
October 27, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2009	2008
	Actual	Actual
Net sales	$28,497	$38,062
Cost of sales	24,948	32,536

Gross profit	3,549	5,526

Selling, general and administrative expenses	(3,210)	(3,565)
Restructuring costs	(230)	(495)
Debt conversion costs	(111)	—
Financing charges — net	(239)	(258)
Equity income (loss)	(77)	116

Income (loss) from continuing operations before income taxes and minority interests	(318)	1,324

Provision for income taxes	32	321
Minority interests in net earnings (loss) of subsidiaries	(12)	24

Net income (loss)	$(338)	$979

Diluted earnings (loss) per share	$(0.57)	$1.63

Diluted weighted average shares	595	601

Shares outstanding at period end	671	594

*	Excludes restructuring and non-recurring tax items.

Johnson Controls
October 27, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2009	2008
ASSETS
Cash and cash equivalents	$761	$384
Accounts receivable — net	5,528	6,472
Inventories	1,521	2,099
Other current assets	1,883	1,721

Current assets	9,693	10,676

Property, plant and equipment — net	3,986	4,389
Goodwill	6,544	6,513
Other intangible assets — net	746	769
Investments in partially-owned affiliates	718	863
Other noncurrent assets	2,296	1,777

Total assets	$23,983	$24,987

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$798	$743
Accounts payable and accrued expenses	5,357	6,366
Other current liabilities	2,526	2,701

Current liabilities	8,681	9,810

Long-term debt	3,168	3,201
Minority interests in equity of subsidiaries	201	236
Other noncurrent liabilities	2,812	2,316
Shareholders’ equity	9,121	9,424

Total liabilities and shareholders’ equity	$23,983	$24,987

Johnson Controls
October 27, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended September 30,
	2009	2008
Operating Activities
Net income	$300	$16

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	184	202
Equity in earnings of partially-owned affiliates, net of dividends received	24	(25)
Deferred income taxes	(166)	33
Minority interests in net earnings (loss) of subsidiaries	3	(15)
Non-cash impairment of long-lived assets	—	43
Other — net	1	16
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(501)	21
Inventories	81	158
Restructuring reserves	(61)	430
Accounts payable and accrued liabilities	704	(143)
Change in other assets and liabilities	(11)	164

Cash provided by operating activities	558	900

Investing Activities
Capital expenditures	(118)	(256)
Sale of property, plant and equipment	20	10
Acquisition of businesses, net of cash acquired	(6)	(204)
Other — net	(50)	(44)

Cash used in investing activities	(154)	(494)

Financing Activities
Increase (decrease) in short and long-term debt — net	1	(184)
Payment of cash dividends	(78)	(77)
Debt conversion costs	(101)	—
Other — net	(8)	(17)

Cash used in financing activities	(186)	(278)

Increase in cash and cash equivalents	$218	$128

Johnson Controls
October 27, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Twelve Months Ended September 30,
	2009	2008
Operating Activities
Net income (loss)	$(338)	$979

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	745	783
Equity in earnings of partially-owned affiliates, net of dividends received	79	(15)
Deferred income taxes	36	(40)
Minority interests in net earnings (loss) of subsidiaries	(12)	24
Non-cash impairment of long-lived assets	156	43
Non-cash impairment of equity investment	152	—
Other — net	90	96
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	796	281
Inventories	557	(49)
Restructuring reserves	(83)	388
Accounts payable and accrued liabilities	(962)	(694)
Change in other assets and liabilities	(299)	132

Cash provided by operating activities	917	1,928

Investing Activities
Capital expenditures	(647)	(807)
Sale of property, plant and equipment	28	52
Acquisition of businesses, net of cash acquired	(38)	(277)
Other — net	(171)	(238)

Cash used in investing activities	(828)	(1,270)

Financing Activities
Increase (decrease) in short and long-term debt — net	705	(522)
Payment of cash dividends	(309)	(297)
Debt conversion costs	(101)	—
Other — net	(7)	(129)

Cash provided by (used) financing activities	288	(948)

Increase (decrease) in cash and cash equivalents	$377	$(290)

Johnson Controls
October 27, 2009

FOOTNOTES
1.	Business Unit Summary

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
(in millions)	(unaudited)			(unaudited)
	2009	2008	%	2009	2008	%
Net Sales
Building Efficiency	$3,274	$3,901	-16%	$12,493	$14,121	-12%
Automotive Experience	3,484	4,064	-14%	12,016	18,091	-34%
Power Solutions	1,109	1,342	-17%	3,988	5,850	-32%

Net Sales	$7,867	$9,307		$28,497	$38,062

Segment Income
Building Efficiency	$138	$316	-56%	$397	$957	-59%
Automotive Experience	77	147	-48%	(541)	579	-193%
Power Solutions	194	142	37%	406	541	-25%

Segment Income	$409	$605		$262	$2,077

Restructuring costs	—	(495)		(230)	(495)
Debt conversion costs	(111)	—		(111)	—
Financing charges — net	(72)	(54)		(239)	(258)

Income from continuing operations before income taxes and minority interests	$226	$56		$(318)	$1,324

Net Sales
Products and systems	$6,169	$7,297	-15%	$21,837	$30,568	-29%
Services	1,698	2,010	-16%	6,660	7,494	-11%

	$7,867	$9,307		$28,497	$38,062

Cost of Sales
Products and systems	$5,375	$6,266	-14%	$19,618	$26,492	-26%
Services	1,349	1,617	-17%	5,330	6,044	-12%

	$6,724	$7,883		$24,948	$32,536

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and minority interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2.	Acquisitions
On July 1, 2008, the company announced the acquisition of the interior product assets of Plastech Engineered Products, Inc. (Plastech), which filed for bankruptcy in February 2008. The company owns 70% of the new entity with certain Plastech term lenders holding the minority portion. The Company contributed cash and injection molding plants to the new entity with a fair value of $262 million. The lenders contributed their rights to receive Plastech’s interiors business obtained in exchange for certain Plastech debt.
3.	Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the company announced restructuring plans in the second quarter of fiscal year 2009 and the fourth quarter of fiscal 2008 and recorded $230 million and $495 million of restructuring charges, respectively.
The 2009 and 2008 restructuring charges relate to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The company expects to substantially complete the initiatives in 2010. The automotive-related restructuring recorded in 2009 was in response to the fundamentals of the European, North American and Japanese automotive markets whereas the 2008 restructuring charge was in response to the fundamentals of the European and North American markets. The actions target reductions in the company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. The 2008 restructuring actions are primarily in Europe where the company is centralizing certain functions and rebalancing its resources to target the geographic markets with the greatest potential growth. Power solutions’ actions are focused on optimizing its regional manufacturing capacity to reflect lower overall demand for original equipment batteries resulting from lower production levels.

Johnson Controls
October 27, 2009

4.	Income Taxes
As a result of certain events in various jurisdictions during the fourth quarter of fiscal year 2009, the Company decreased their total reserve for uncertain tax positions by $32 million. This is comprised of a $55 million decrease to tax expense and a $23 million increase to goodwill.
As a result of various entities exiting business in certain jurisdictions and certain recent events related to prior tax planning initiatives, during the third quarter of fiscal year 2009 the Company reduced the unrecognized tax benefits by $33 million. This is comprised of a $17 million decrease to tax expense which impacts the effective tax rate and a $16 million decrease to goodwill.
The Company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2009, the Company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the accompanying Condensed Consolidated Statements of Financial Position.
In the first quarter of fiscal year 2009, the Company recorded a $30 million discrete period tax adjustment related to first quarter 2009 impairment costs using a blended effective tax rate of 12.6%. Due to subsequent tax rate changes during fiscal 2009, the discrete period tax adjustment decreased for the year ended September 30, 2009 to $26 million.
In the second quarter of fiscal year 2009, the Company recorded a $27 million discrete period tax adjustment related to second quarter 2009 restructuring costs using a blended effective tax rate of 19.2%. Due to subsequent tax rate changes during fiscal 2009, the discrete period tax adjustment decreased for the year ended September 30, 2009 to $8 million.
In the fourth quarter of fiscal year 2009, the Company recorded a $15 million discrete period tax adjustment related to debt conversion costs using an effective tax rate of 36.5%.
In the fourth quarter of fiscal year 2008, the Company recorded a $43 million discrete period tax benefit related to restructuring costs using a blended effective tax rate of 12.4%.
The Company reviews its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowance may be necessary.
In the first quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result of the rapid deterioration in the economic environment, several jurisdictions incurred unexpected losses in the first quarter that resulted in cumulative losses over the prior three years. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that the deferred tax assets would not be utilized in several jurisdictions including France, Mexico, Spain and the United Kingdom. Therefore, the Company recorded a $300 million valuation allowance as income tax expense. To the extent the Company improves its underlying operating results in these jurisdictions, these valuation allowances, or a portion thereof, could be reversed in future periods.
In the second quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss would be utilized. Therefore, the Company released $45 million of valuation allowances against income tax expense in the three month period ended March 31, 2009.
In the third quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that a portion of the deferred tax assets in Brazil would be utilized. Therefore, the Company released $10 million of valuation allowances in the three month period ended June 30, 2009. This is comprised of a $3 million decrease in income tax expense with the remaining amount impacting the balance sheet.
In the fourth quarter of fiscal 2009, the Company recorded $84 million discrete tax benefits related to a change in tax status of a US and UK subsidiary. This is comprised of a $59 million tax benefit and $25 million increase to goodwill. In the second quarter of fiscal 2009, the Company recorded a $30 million discrete period tax benefit related to a change in tax status of a French subsidiary. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of its investment. This election changed the tax status from corporations (i.e. taxable entity) to a branch or partnership (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with Accounting Standards Codification 740.
In the second quarter of fiscal 2009, the Company filed a claim for refund in the second quarter, with the Internal Revenue Service related to interest computations of prior tax payments and refunds. The refund claim resulted in a tax provision decrease of $6 million.
In calculating the provision for income taxes, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the annual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared to those forecasted at the beginning of the fiscal year and each interim period thereafter. For the quarter and year ended September 30, 2009, the Company decreased its estimated annual effective income tax rate from continuing operations from 27% to 23%, primarily due to geographical shift in income and global tax planning initiatives. This created a tax detriment of $2 million in the current quarter after applying the new effective tax rate. The estimated annual effective income tax rate from continuing operations for the quarter and year ended September 30, 2008 was 21%.

Johnson Controls
October 27, 2009

5.	Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$300	$16	$(338)	$979

Financing costs related to the convertible senior notes and Equity Units, net of tax	18	—	—	—

Diluted income (loss) available to common shareholders	$318	$16	$(338)	$979

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	599.6	593.2	595.3	593.1
Effect of dilutive securities:
Stock options	4.8	7.1	—	8.3
Convertible senior notes	31.3	—	—	—
Equity units	43.7	—	—	—

Diluted weighted average shares outstanding	679.4	600.3	595.3	601.4

6.	Convertible Debt and Equity Units Exchange
During the fourth quarter of fiscal year 2009, the Company announced and settled the convertible senior notes and Equity Unit exchange offering. Upon settlement of the exchange offers, approximately $805 million aggregate principal amount of debt was exchanged for 75 million shares of common stock and approximately $101 million in cash. As a result of the exchanges, the Company recognized approximately $111 million of debt conversion costs within its Condensed Consolidated Statements of Income which is comprised of $101 million of premium costs on the exchange and a $10 million charge related to unamortized debt issuance costs.